Anacomp Awarded $7.6 Million Purchase Order from EDS To Support U.S. Department of Homeland Security

SAN DIEGO, California, November 17, 2004 -- Anacomp, Inc. OTC BB: ANCPA today announced it has been awarded a multi-million dollar purchase order from EDS to support the U.S. Department of Homeland Security, Bureau of Citizenship and Immigration Services (USCIS). Anacomp will provide source document scanning and indexing, imaging management and support services to EDS under a future multi-year subcontract agreement that is expected to result in approximately $7.6 million of revenue to Anacomp in the coming fiscal year, and may generate additional revenues in the follow-on years.

Anacomp will provide source document scanning and indexing, imaging management and services in support of information digitization. The information will help the Department of Homeland Security efficiently track and share with other government agencies information on foreign visitors to the United States. The ultimate goal of the project is to allow the capability to view all instances of a related file necessary to ensure all pertinent data is identified and reconciled by law enforcement or U.S. Citizenship and Immigration Services.

Jeff Cramer, CEO of Anacomp said, "Anacomp is pleased to have won the opportunity to participate with EDS in this important program."

About Anacomp

Anacomp provides Multi-Vendor Services and Information Management Solutions to thousands of businesses and organizations worldwide. Anacomp Multi-Vendor Services partners with Original Equipment Manufacturers to provide authorized vendor-neutral support of storage equipment, network devices, specialty systems and peripherals. Multi-Vendor Services includes Call Center Support, On-Site Maintenance, Depot Services, Logistics, Training, and Micro-Imaging Resources. Anacomp Information Management Solutions provides secure capture, management, storage/preservation and delivery of critical information. Information Management Solutions includes docHarbor(R) Web Presentment, Valise(TM) Content Management, Input, Micrographic and Conversion Services. Founded in 1968, Anacomp, Inc. is headquartered in San Diego, USA with international headquarters in Wokingham, UK.

                           FORWARD LOOKING STATEMENTS

     This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements relating the Company's expectations regarding the revenues, execution of a multi-year subcontract agreement with EDS, and the terms and conditions of such agreement with EDS. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those contemplated by the forward-looking statements. Such risks, uncertainties and other important factors include: the possible termination of the agreement by EDS, Sytel or the U.S. Department of Homeland Security; Anacomp's ability to perform and subcontract the services; and general economic and business conditions. These and other factors are and will be discussed in greater detail in Anacomp's Annual Report on Form 10-K and other filings with the SEC.

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Anacomp is a registered trademark of Anacomp, Inc.